Stan J.H. Lee, CPA
2160 North Central Rd. Suite 203t Fort Lee t NJ 07024
794 Broadway t Chula Vista t CA t 91910
619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

To Whom It May Concerns;

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of March 30, 2008, on the audited financial statements of BoysToys.Com, Inc. as of December 31, 2007 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/S/ Stan J.H. Lee
Stan J.H. Lee, CPA
Chula Vista, CA

March 30, 2008

Registered with the Public Company Accounting Oversight Board